EXHIBIT 1

                                                                  EXECUTION COPY

                          STOCK SUBSCRIPTION AGREEMENT

         This STOCK SUBSCRIPTION AGREEMENT ("AGREEMENT") is made and entered into as of the Subscription Date by and between Far East Energy Corporation, a Nevada corporation (the "COMPANY"), the individuals or entities whose names appear on the last page of this Agreement (individually, a "PURCHASER" and collectively, the "PURCHASERS") and Tim Whyte, as the initial Representative of the Purchasers.

                              PRELIMINARY STATEMENT

         The Purchasers desire to purchase and the Company desires to offer and sell to the Purchasers units, each consisting of two shares of the Company's common stock, par value $0.001 per share (the "COMPANY COMMON STOCK"), and a warrant to purchase one share of Company Common Stock (each, a "UNIT" and collectively, the "UNITS").

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

                                    ARTICLE 1
                           SALE OF SHARES AND WARRANT

         1.1 SALE OF UNITS. Each Purchaser will purchase from the Company the number of Units set forth opposite such Purchaser's signature on the last page of this Agreement, each consisting of two shares of Company Common Stock (such shares the "SHARES"), and a warrant to purchase one share of Company Common Stock in the form of EXHIBIT A attached hereto (the "WARRANT") at a price of U.S. $1.60 per Unit (the "PURCHASE PRICE") in cash (the total price paid for such Units the "TOTAL PURCHASE PRICE").

                                    ARTICLE 2
                                CLOSING; DELIVERY

         2.1 CLOSING. The closing (the "CLOSING") of the purchase and sale of the Units to the Purchasers hereunder shall be held at 9 Upper Belgrave Street, London, on the date upon which the Company accepts and signs this Agreement (such date, the "SUBSCRIPTION DATE"), or at such other time and place as the Company and the Purchasers mutually agree upon.

         2.2 DELIVERY. At the Closing, the Company shall execute and deliver to each Purchaser this Agreement, the Warrant covering the number of shares of Company Common Stock applicable to such Purchaser and the Registration Rights Agreement in the form attached hereto as EXHIBIT B (the "REGISTRATION RIGHTS AGREEMENT"). On or before the date ending ten business days after the date of the Closing, the Company shall deliver or cause the delivery to each Purchaser of a stock certificate representing the number of Shares purchased by such Purchaser. At the Closing, the Purchasers shall pay the Company the Total Purchase Price in immediately available funds.

                                    ARTICLE 3
            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

         The Company represents and warrants to, and covenants with, the Purchasers as follows:

         3.1 ORGANIZATION AND STANDING. The Company and each of its Subsidiaries, if any, is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. The Company and each of its Subsidiaries, if any, has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. The Company and each of its Subsidiaries, if any, is qualified to do business as a foreign entity in every jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. "MATERIAL ADVERSE EFFECT" means any material adverse effect on the business, operations, assets, or financial condition of the Company or its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith. "SUBSIDIARY" means any corporation or other organization, whether incorporated or unincorporated, in which the Company owns, directly or indirectly, any more than fifty percent of equity or other ownership interest.

         3.2 POWER. The Company has all requisite power to execute and deliver this Agreement, the Warrant and the Registration Rights Agreement (collectively, the "TRANSACTION DOCUMENTS"), to sell and issue the Shares hereunder and pursuant to the Warrant, and to carry out and perform its obligations under the terms of the Transaction Documents.

         3.3 AUTHORIZATION. The execution, delivery, and performance of this Agreement by the Company has been duly authorized by all requisite action, and each of the Transaction Documents constitutes the legal, valid, and binding obligation of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors' rights.

         3.4 CONSENTS AND APPROVALS. The Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by the Transaction Documents.

         3.5 NON-CONTRAVENTION. The execution, delivery and performance of each of the Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated thereby, will not (a) conflict with or result in a violation of any provision of the Articles of Incorporation or Bylaws of the Company, (b) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which the Company or any of its Subsidiaries is a party or (c) result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of its Articles of Incorporation, Bylaws or other organizational documents and neither the Company nor any of its Subsidiaries is in default (and no event has occurred which with notice or lapse of time or both could put the Company or any of its Subsidiaries in default) under, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party or by which any property or assets of the Company or any of its Subsidiaries is bound or affected, except for possible defaults as would not, individually or in the aggregate, have a Material Adverse Effect. The businesses of the Company and its Subsidiaries, if any, are not being conducted in violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or their respective properties or assets, ordinance or regulation of any governmental entity, except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect.

         3.6 SHARES. The Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be (a) duly and validly issued, fully paid and nonassessable, (b) free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and applicable securities laws, (c) free of any liens, mortgages, claims, charges, security interests, restrictions or encumbrances of any kind ("LIENS") other than as may be created by a Purchaser, and (d) not subject to any rights of first refusal, preemptive or similar rights existing prior to the issuance thereof. The shares of Company Common Stock underlying the Warrant have been duly and validly reserved in sufficient amount for issuance and, upon issuance, will be (i) duly and validly issued, fully paid and nonassessable, (ii) free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and applicable securities laws, (iii) free of Liens other than as may be created by a Purchaser, and (iv) not subject to any rights of first refusal, preemptive or similar rights other than as set forth in the Transaction Documents.

         3.7 CAPITALIZATION. The authorized capital stock of the Company is as described in the section entitled "Description of Capital Stock" in the Company's Registration Statement on Form S-2, No. 333-117635, as amended through the date hereof (the "FORM S-2"). As of December 16, 2004, 61,467,285 shares of Company Common Stock are issued and outstanding and 18,318,472 shares of Company Common Stock are issuable upon the exercise of outstanding options or warrants. All of such shares of Company Common Stock are, or upon issuance will be, duly authorized, validly issued, fully paid and nonassessable. Except as contemplated by the Transaction Documents or listed on Schedule 3.7, no shares of capital stock of the Company are subject to preemptive rights or any other similar rights of the stockholders of the Company. Except as set forth in this Section
3.7 or listed on Schedule 3.7, there are no outstanding options, warrants, rights (including, without limitation, rights of first refusal, anti-dilution, conversion, preemptive or similar rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of its capital stock other than as provided in the Transaction Documents.

         3.8 OFFERING. Subject in part to the truth and accuracy of each Purchaser's representations set forth in Article 3 of this Agreement and in the Warrant, the offer, sale and issuance of the Shares and the Warrant as contemplated by the Transaction Documents, and of the shares of Company Common Stock issuable pursuant to the Warrant are (or in the case of the shares of Company Common Stock issuable pursuant to the Warrant, will be) exempt from the registration requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and will not result in a violation of the qualification or registration requirements of any applicable securities laws of any U.S. state or any jurisdiction outside the U.S., and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

         3.9 REPORTS AND FINANCIAL STATEMENTS; ABSENCE OF CERTAIN CHANGES. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act and the reporting requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") as of the
Subscription Date (such documents, together with any documents otherwise filed by the Company with the SEC, the "SEC DOCUMENTS"), and has previously furnished or made available to each of the Purchasers true and complete copies of such SEC Documents and shall promptly deliver or make available to each of the Purchasers any SEC Documents filed between the date hereof and the Subscription Date. None of such SEC Documents, as of their respective dates (and as amended through the date hereof), contained or, with respect to SEC Documents filed after the date hereof, will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except as disclosed on Schedule 3.9 to this Agreement. Since September 30, 2004, there has been no event that would have a Material Adverse Effect, except as disclosed herein and in the SEC Documents.

         3.10 LITIGATION. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company, or their officers or directors in their capacity as such, that could have a Material Adverse Effect, except as disclosed in the SEC Documents.

         3.11 REGISTRATION RIGHTS. As of the date hereof, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity except as disclosed in the SEC Documents, as provided in the Registration Rights Agreement or listed in Schedule 3.11 of this Agreement.

         3.12 APPOINTMENT TO BOARD OF DIRECTORS. On or before the date ending thirty days after the date of the Closing, the Company agrees to appoint Tim Whyte as a member of the Company's Board of Directors to serve until the next meeting of the stockholders of the Company called for the purpose of electing directors of the Company, provided that such appointment shall be subject to the terms and conditions of clause (b) of this Section 3.12. The Company further agrees to nominate Tim Whyte or such other person designated by the Representative to the Company's Board of Directors ("PURCHASERS' DESIGNEE") for election by the stockholders of the Company to the Board of Directors at each meeting of the Company's stockholders called for the purpose of electing directors of the Company, provided that at the time of such appointment and nomination (a) the Purchasers, in the aggregate, "beneficially own" (within the meaning of Rule 13d-3 under the Exchange Act) at least 10% of the outstanding shares of the Company Common Stock, and (b) such Purchasers' Designee is satisfactory to the Nomination and Corporate Governance Committee of the Company's Board of Directors (the "NOMINATION COMMITTEE"), acting reasonably, after the Nomination Committee's consideration of, among other things, the standards pertaining to the nomination of directors of the Company as set forth in the Nomination Committee's Charter and all relevant disclosures that may be required by reason of such appointment and nomination under Regulation S-K promulgated under the Securities Act.

         3.13  SUBSEQUENT OFFERINGS.

         (a) For a period of eighteen months following the Subscription Date, if the Company's Board of Directors determines to pursue an offering of debt or equity securities of the Company in a capital raising transaction (a "PROPOSED OFFERING"), then prior to its commencement, the Company will notify the Representative of such Proposed Offering (a "CAPITAL RAISING NOTICE"). The Capital Raising Notice shall include the type of debt or equity securities to be offered, the aggregate amount intended to be raised in the Proposed Offering or a range thereof and such other terms as the Board of Directors may reasonably determine to be necessary or appropriate taking into account prevailing market conditions (the "OFFERED SECURITIES"). The Representative shall have the exclusive right during the forty-five (45) day period following the date of the Company's issuance of the Capital Raising Notice (the "EXCLUSIVITY PERIOD") to consummate the purchase of all or a part of the Offered Securities by one or more of the Purchasers or a syndicate of investors arranged by the Representative, in each case, subject to the terms and conditions set forth in the Capital Raising Notice. Notwithstanding anything contained herein to the contrary, during the Exclusivity Period, the Company shall have the right to discuss the terms of the Proposed Offering with placement agents, financial advisors, underwriters and finders ("FUNDRAISERS"); provided that in no event may the Company enter into an agreement binding upon the Company with respect to the Proposed Offering (other than confidentiality agreements) with such Fundraisers during the Exclusivity Period.

         (b) During the Exclusivity Period, if the Representative shall provide the Company with a proposal to purchase all or a portion of the Offered Securities upon similar terms as contained in the Capital Raising Notice, then the Representative shall notify the Company, which notice shall describe the terms of such proposal in reasonable detail, including any and all fees required to be incurred in connection with the issuance and sale of the Offered Securities (the "PURCHASER PROPOSAL"). As soon as reasonably practical following the Company's notice of such Purchaser Proposal, the Company's Board of Directors shall review and consider in good faith the Purchaser Proposal and make a determination as to whether to approve the Purchaser Proposal, which determination shall consider whether the terms of, and all fees that may be incurred by the Company in connection with, the issuance and sale of the Offered Securities are customary for a transaction of this nature. Any such determination by the Company's Board of Directors shall also be subject to the fiduciary duties and obligations of the Company's Board of Directors. If the Representative fails to submit, fails to close or the Company's Board of Directors fails to approve the Purchaser Proposal on or before the expiration of the Exclusivity Period in accordance with the terms and conditions of this
Section 3.9, then the Company may offer and sell the Offered Securities to one or more third parties upon similar terms specified in the Capital Raising Notice without any obligation to submit another Capital Raising Notice to the Representative.

         (c) The Company agrees that if the Company receives a bona fide offer for the issuance and sale of Company's debt or equity securities in a capital raising transaction during the period commencing on the Subscription Date and ending on June 30, 2005 (a "THIRD PARTY OFFER"), and such Third Party Offer, when aggregated with all other sales of the Company's debt or equity securities in a capital raising transaction during such period, exceeds $1,000,000, then the Representative shall have the right, but not the obligation, to submit a proposal to purchase the Company's debt or equity securities by the Representative or syndicate of investors arranged by the Representative on terms and conditions more favorable to the Company than contained in the Third Party Offer. Any such proposal by the Representative shall be submitted to the Company within a reasonable period of time after the Company notifies the Representative of the Third Party Offer. The Company's Board of Directors shall review and consider in good faith any such proposal submitted by the Representative and make a determination as to whether to approve such proposal.

         (d) The Purchasers' and the Representative's rights and the Company's obligations under this Section 3.13 shall be subject to, and may be exercised only to the extent not in conflict with or violation of, the rights of Westminster Securities Corp. pursuant to the Company's agreement with Westminster Securities Corp. in effect as of the Subscription Date. The Purchasers and the Representative understand and agree that this Section 3.13 shall in no event apply to (i) the private placement of securities with proceeds to the Company of up to $10,000,000 pursuant to which Bathgate Capital Partners LLC acts a placement agent, (ii) any determination to seek, negotiate or enter into a loan or credit facility (with no associated rights to receive, upon conversion of outstanding balances or otherwise, any securities of the Company) with a commercial bank or lender or (iii) the exercise or conversion of any securities of the Company outstanding as of the Subscription Date.

         3.14 LISTING. The Company will use its commercially reasonable efforts to list or include the Company Common Stock on a recognized exchange, such as, The Nasdaq National Market, the Hong Kong Stock Exchange or AIM on or before June 30, 2005. During the period between the Subscription Date and February 28, 2005, the Company shall consult with the Representative regarding an appropriate choice of exchange and the Company shall consider in good faith its consultation with the Representative in its determination of the appropriate exchange for any listing or inclusion of the Company Common Stock. The Company shall not be required to apply on more than one exchange at any time and during any period in which an application on another exchange is under review by that exchange.

                                    ARTICLE 4
           REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS

         Each Purchaser represents and warrants to, and covenants with, the Company with respect to this purchase as follows:

         4.1 ORGANIZATION AND STANDING. Such Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

         4.2 POWER. Such Purchaser has all requisite power to execute and deliver this Agreement and the other Transaction Documents and to carry out and perform its obligations under the terms of this Agreement and the other Transaction Documents.

         4.3 AUTHORIZATION. The execution, delivery, and performance of each of the Transaction Documents by such Purchaser has been duly authorized by all requisite action, and each of the Transaction Documents constitutes the legal, valid, and binding obligation of such Purchaser enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors' rights.

         4.4 CONSENTS AND APPROVALS. Such Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by the Transaction Documents, except as contemplated by the Transaction Documents or in order to comply with applicable security laws.

         4.5 NON-CONTRAVENTION. Neither the execution and the delivery of the Transaction Documents, nor the consummation of the transactions contemplated thereby, will violate in any material respect any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Purchaser is subject. No approval, waiver, or consent by such Purchaser under any instrument, contract, or agreement to which such Purchaser or any of its affiliates is a party is necessary to consummate the transactions contemplated by the Transaction Documents.

         4.6 RECEIPT OF INFORMATION. Such Purchaser has had an opportunity to review the SEC Documents. Such Purchaser has been advised that on November 9, 2004, the Company filed with the SEC Amendment No. 1 to the Form S-2 and amendments to its periodic filings under the Securities Exchange Act of 1934, as amended, including its Form 10-KSB for the year ended December 31, 2003 and its Form 10-Q for the period ended September 30, 2004. Such Purchaser further understands that the SEC is currently reviewing the Form S-2 and the Company's periodic filings. Such Purchaser acknowledges that it can obtain and has had the opportunity to review the Company's SEC filings over the Internet at the SEC's website at http://www.sec.gov. Such Purchaser has received all such information that such Purchaser deems necessary and appropriate to enable such Purchaser to evaluate the financial risk inherent in making an investment in the Shares. Such Purchaser has received all information requested by such Purchaser concerning the business and financial condition of the Company in response to such Purchaser's inquiries.

         4.7 RISK OF INVESTMENT; ACCREDITED INVESTOR. Such Purchaser realizes that the purchase of the Units and the underlying securities subject thereto will be a highly speculative investment. Such Purchaser is able, without impairing such Purchaser's financial condition, to hold such securities for an indefinite period of time and to suffer a complete loss of such Purchaser's investment. Such Purchaser understands all of the risks related to the purchase of the Units. By virtue of such Purchaser's experience in evaluating and investing in private placement transactions of securities in companies similar to the

Company, such Purchaser is capable of evaluating the merits and risks of such Purchaser's investment in the Company and has the capacity to protect such Purchaser's own interests. Furthermore, such Purchaser qualifies as an
"accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act.

         4.8 ADVISORS. Such Purchaser has reviewed with its own tax advisors the federal, state, and local tax consequences of this investment and the transactions contemplated by this Agreement. Such Purchaser acknowledges that it has had the opportunity to review the Transaction Documents and the transactions contemplated thereby with such Purchaser's own legal counsel. Such Purchaser is relying solely on its legal counsel and tax advisors and not on any statements or representations of the Company or any of the Company's agents for legal or tax advice with respect to this investment or the transactions contemplated by this Agreement.

         4.9 FINDER. Such Purchaser is not obligated and will not be obligated to pay any broker commission, finders' fee, success fee, or commission in connection with the transactions contemplated by the Transaction Documents.

         4.10 RESTRICTED SHARES. Such Purchaser understands that the Shares and the shares of Company Common Stock subject to the Warrant must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. Moreover, such Purchaser understands that except as set forth in the Registration Rights Agreement, the Company is under no obligation to register the Shares or the shares of Company Common Stock subject to the Warrant. Such Purchaser is aware of Rule 144 promulgated under the Securities Act that permits limited resales of securities purchased in a private placement subject to the satisfaction of certain conditions.

         4.11 LEGEND. It is understood by such Purchaser that any certificate representing any Units and each certificate representing the Shares shall be endorsed with the following legend:

         "THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES ARE BEING OFFERED PURSUANT TO A SAFE HARBOR FROM REGISTRATION UNDER REGULATION S PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES ARE "RESTRICTED" AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS (AS SUCH TERM IS DEFINED IN REGULATION S PROMULGATED UNDER THE ACT) UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT, PURSUANT TO
         REGULATION S OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE PURCHASER WILL BE PROVIDED WITH OPINION OF COUNSEL OR OTHER SUCH INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH EXEMPTION IS AVAILABLE. FURTHER HEDGING
         TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE MADE EXCEPT IN COMPLIANCE WITH THE ACT."

The Company need not register a transfer of Shares unless the conditions specified in the foregoing legend are satisfied. The Company may also instruct its transfer agent not to register the transfer of any of the Shares unless the conditions specified in the foregoing legend are satisfied.

         4.12 REMOVAL OF LEGEND AND TRANSFER RESTRICTIONS. It is understood by such Purchaser that the legend relating to the Securities Act endorsed on a stock certificate pursuant to Section 4.11 of this Agreement and the stop transfer instructions with respect to the Shares represented by such certificate shall not be removed until such Shares are sold pursuant to an effective registration statement, or the holder of such Shares provides to the Company an opinion of counsel for such holder of the Shares reasonably satisfactory to the Company or a no-action letter or interpretive opinion of the staff of the SEC to the effect that a public sale, transfer, or assignment of such Shares may be made in compliance with, and without registration under, the Securities Act. Any legend imposed by state securities laws will be removed if the state agency imposing such legend has consented to its removal. Each Purchaser acknowledges that the Company reserves the right prior to any offer, sale or other transfer of the Shares prior to the end of the Restricted Period (as defined below) to require the delivery of a letter from the transferee satisfactory to the Company, which shall provide, as applicable, among other things, that the transferee is an institution that, at the time the buy order was originated, was outside the United States and was not a U.S. person (whenever such term is used herein, it shall have the meaning given in Regulation S) within the meaning of Regulation S under the Securities Act.

         4.13 OFFSHORE TRANSACTION.

         (a) Such Purchaser is not a U.S. person and Rules 901 through 903 of Regulation S govern this transaction.

         (b) At the time such Purchaser executed and delivered this Agreement, such Purchaser was outside the United States and is outside of the United States as of the date of the execution and delivery of this Agreement.

         (c) Each distributor participating in the offering of the Units, if any, has agreed in writing that all offers and sales of the Units and the Shares and Warrants underlying the Units prior to the expiration of a period commencing on the date of the Closing and ending one year thereafter, unless adjusted as hereinafter provided (the "RESTRICTED PERIOD"), shall only be made in compliance with the safe harbor contained in Regulation S, pursuant to registration of the Units under the Securities Act or pursuant to an exemption from registration under the Securities Act.

         (d) All offers and sales of the Units and the Shares and Warrants underlying the Units by such Purchaser prior to the expiration of the Restricted Period shall only be made in compliance with the safe harbor contained in Regulation S, pursuant to registration under the Securities Act or pursuant to an exemption from registration under the Securities Act, and all offers and sales after the Restricted Period shall be made only pursuant to such a registration or to such exemption from registration.

         (e) Such Purchaser acknowledges and agrees that all agreements, certificates, documents and instruments received by such Purchaser shall include statements to the effect that the Units and the Shares and Warrants underlying the Units have not been registered under the Securities Act and may not be offered or sold in the United States or to or for the account or benefit of a U.S. person (other than distributors as defined in Regulation S) during the Restricted Period unless the Units and the Shares and Warrants underlying the Units are registered under the Securities Act or an exemption from the registration requirements is available.

         (f) Such Purchaser will not engage in any hedging transactions as precluded by Regulation S under the Securities Act.

         4.14 PURCHASE FOR INVESTMENT ONLY. Such Purchaser acknowledges that, in the view of the SEC, the statutory exemption claimed for this transaction would not be present if the offering of the Units and the Shares and Warrants underlying the Units, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Act. Such Purchaser is purchasing the Units for its own account for investment purposes only and not on behalf of any U.S. person. Such Purchaser has no present intention to sell the stock in the United States or to a U.S. person or for the account or benefit of a U.S. person either now or promptly after the expiration of the Restricted Period.

By executing this Agreement, such Purchaser further represents that it does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Units or any of the underlying securities subject thereto. Such Purchaser understands that neither the Units nor the underlying securities subject thereto have not been registered under the Act or any applicable state securities laws by reason of a specific exemption therefrom that depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

         4.15 RELIANCE UPON REPRESENTATIONS. Such Purchaser understands that the Units and the Shares and Warrants underlying the Units are being offered and sold to it in reliance on an exemption from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and undertakings of such Purchaser set forth herein in order to determine the applicability of such exemption and the suitability of such Purchaser to acquire the Units.

                                    ARTICLE 5
                               PARTICIPATION RIGHT

         5.1 GRANT OF RIGHT. Subject to the terms and conditions of this Article 5, the Company hereby grants to each Purchaser the right to purchase a PRO RATA share of New Securities (as defined below), which the Company may, from time to time, sell and issue. Each Purchaser's PRO RATA share, for purposes of this
Article 5, is the ratio of the number of shares of Company Common Stock owned by such Purchaser immediately prior to the issuance of New Securities, assuming full exercise and conversion of all outstanding rights, options and warrants to acquire shares of Company Common Stock held by such Purchaser, to the total number of shares of Company Common Stock outstanding immediately prior to the issuance of New Securities, assuming full exercise and conversion of all outstanding rights, options and warrants to acquire shares of Company Common Stock. In the event a Purchaser exercises its rights under and pursuant to the terms and conditions of this Article 5, then the Company, in its discretion, shall have the right to either permit such Purchaser to purchase such New Securities from the Company in the transaction involving the issuance of such New Securities or purchase such New Securities from the Company separate and apart from such transaction. The right to acquire New Securities granted under this Article 5 shall expire upon the eighteen-month anniversary of the Subscription Date. For the avoidance of doubt, the rights and obligations of the Purchasers and the Company, respectively, set forth in this Article 5 are separate and distinct from any other rights and obligations in respect of the issuance of securities of the Company, including without limitation the provisions of Section 3.13 hereof. Any right of a Purchaser to exercise its right to purchase any New Securities under this Article 5 shall be subject to the compliance thereof with the Securities Act and any other applicable securities laws and the receipt by the Company of such representations and agreements relating thereto from such Purchaser as given by the other purchasers of New Securities or as otherwise customary for a transaction involving the New Securities and reasonably requested by the Company.

         5.2 NOTICE; EXERCISE. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Purchaser written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Such Purchaser shall have fifteen days after any such notice is received to agree to purchase such Purchaser's PRO RATA share of such New Securities for the price (or anticipated price or price range, if applicable) and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. A Purchaser's failure to respond within the fifteen day period shall be deemed a waiver of its right to acquire New Securities.

         5.3 NEW SECURITIES. For purposes of this Article 5, the term "NEW SECURITIES" shall mean any capital stock of the Company at the time entitled to vote in the election of the Company's Board of Directors (including Company Common Stock and/or preferred stock) whether now authorized or not, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for capital stock, in each case sold by the Company in a capital raising transaction; provided that the term "New Securities" shall not include (a) securities issued pursuant to the acquisition of another business entity or business segment of any such entity by the Company by merger, consolidation, conversion, purchase of substantially all the assets or other reorganization, (b) securities issued upon conversion of convertible notes or securities, upon exercise of warrants, options or other rights to acquire securities or as dividends, stock splits or distributions and (c) securities issued pursuant to a private placement with proceeds to the Company of up to $10,000,000 pursuant to which Bathgate Capital Partners LLC acts a placement agent.

                                    ARTICLE 6
                             RIG CONSTRUCTION RIGHT

         6.1 GRANT OF RIGHT. The Company agrees to consult with the Representative and consider, in good faith, a proposal, if any, from a Contractor (as defined below) relating to a joint venture, partnership or other arrangement or undertaking providing for the manufacture, production or construction of drilling rigs for the drilling of coalbed methane gas with respect to the Company's acreage holdings and rights in the People's Republic of China (the "SUBJECT ACREAGE"). The Purchasers' and Representative's rights and the Company's obligations under this Article 6 shall be subject to (a) the receipt by the Company, the Contractor and each other person party to such agreement, arrangement or undertaking receiving all permits, concessions and licenses required or necessary to participate in the construction of such rigs,
(b) the approval of such agreement, arrangement or undertaking and the Contractor by all partners and venturers of the Company in the exploration and production of coalbed methane gas with respect to the Subject Acreage, including, without limitation, ConocoPhillips and China United Coalbed Methane Company and (c) the approval of such agreement, arrangement or undertaking by the Company's Board of Directors. Any proposal submitted by the Representative under this Section 6.1 shall be subject to a confidentiality agreement with the venture formed in respect of such joint venture, partnership or other arrangement or undertaking, which confidentiality agreement shall be reasonably satisfactory to such venture, the Company and the Representative. For purposes of this Agreement, the "CONTRACTOR" shall mean a person in which the Representative has a relationship that is qualified and experienced in the construction of oil and gas drilling rigs in the People's Republic of China.

         6.2 RIG CONSTRUCTION. The Company and its subsidiaries agree not to enter into any venture relating to the manufacture, production or construction of any drilling rigs for the use of third parties for the drilling of coalbed methane gas in China. The Purchasers and its subsidiaries agree not to enter into commercial joint venture relating to the construction of any drilling rigs for the use of third parties for the drilling of coalbed methane gas in China. Nothing contained in this Article 6 shall be deemed to prohibit or restrict the Company from negotiating, discussing or entering into a lease, rental or service arrangement or similar undertaking with any third party relating provision and operation of any rig for the drilling of coalbed methane gas with respect to the Subject Acreage.

         6.3 DURATION. All rights and obligations under this Article 6 shall commence upon the six month anniversary of the Subscription Date and shall expire upon the second anniversary of the Subscription Date.

                                    ARTICLE 7
                                 REPRESENTATIVE

         7.01. REPRESENTATIVE OF THE PURCHASERS; POWER OF ATTORNEY. With respect to Section 3.12, Section 3.13, Section 3.14 and Article 6, as of the Subscription Date, and without further act of any party, Tim Whyte shall be appointed as agent and attorney-in-fact (the "REPRESENTATIVE") for each Purchaser, for and on behalf of the Purchasers, to give and receive notices and communications, to agree to, and consult and negotiate with, the Company and such third parties deemed to be appropriate by the Representative with respect to any action or undertaking required or deemed necessary by the Representative to perform its rights and obligation under Section 3.12, Section 3.13, Section
3.14 and Article 6, and to take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. Such agency may be changed by the Purchasers from time to time upon not less than thirty  (30)  days  prior  written  notice  to the  Company;  provided  that the
Representative may not be removed unless holders of at least a majority-in-interest of the outstanding Shares and shares of the Company Common Stock then held by the Purchasers (the "SECURITIES") agree to such removal and to the identity of the substituted agent. Any vacancy in the position of the Representative may be filled by approval of the holders of a majority-in-interest of the Securities. No bond shall be required of the Representative, and the Representative shall not receive compensation for his or her services. Notices or communications to or from the Representative relating to Section 3.12, Section 3.13, Section 3.14 and Article 6 shall constitute notice to or from each of the Purchasers.

         7.2. ACTIONS OF THE REPRESENTATIVE. A decision, act, consent or instruction of the Representative relating to the Section 3.12, Section 3.13,
Section 3.14 and Article 6 shall constitute a decision of all Purchasers, and shall be final, binding and conclusive upon each of such Purchasers and the Company may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each such Purchaser. The Company is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Representative.

                                    ARTICLE 8
                                  MISCELLANEOUS

         8.1 SURVIVAL. The representations and warranties contained herein shall survive the execution and delivery of this Agreement and the sale of the Units.

         8.2 ASSIGNMENT; SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement and all provisions thereof shall be binding upon, inure to the benefit of, and are enforceable by the parties hereto and their respective successors and permitted assigns.

         8.3 NOTICES. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile upon confirmation of receipt, (c) two business days after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed to the Company at 400 N. Sam Houston Parkway E., Suite 205, Houston, Texas 77060,
Attn: Chief Executive Officer, facsimile number, (832) 598-0479 with a copy to Amar Budarapu, Esq., Baker & McKenzie, LLP, 2300 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201, facsimile number, (214) 978-3099, as to a Purchaser at the address and facsimile number set forth below such Purchaser's signature on the last page of this Agreement and as to a Representative at the address and facsimile number set forth below the Representative's signature on the last page of this Agreement.

Any party hereto from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

         8.4 GOVERNING LAW; JURISDICTION.

         (a) This Agreement, and the provisions, rights, obligations, and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflict of law provisions.

         (b) Any and all disputes arising out of, or in connection with, the interpretation, performance, or nonperformance of this Agreement or any and all disputes arising out of, or in connection with, transactions in any way related to this Agreement and/or the relationship between the parties shall be litigated solely and exclusively before the United States District Court for the Southern District of New York. The parties consent to the in personam jurisdiction of said court for the purposes of any such litigation, and waive, fully and completely, any right to dismiss and/or transfer any action pursuant to 28 U.S.C. ss.1404 or 1406 (or any successor statute). In the event the United
States District Court for the Southern District of New York does not have subject matter jurisdiction of said matter, then such matter shall be litigated solely and exclusively before the appropriate state court of competent jurisdiction located in New York, New York.

         8.5 SEVERABILITY. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid, or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

         8.6 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

         8.7   COUNTERPARTS.   This   Agreement  may  be  executed  in  multiple
counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument.

         8.8 ENTIRE AGREEMENT. This Agreement, including the Registration Rights Agreement and the Warrant attached as Exhibits hereto, embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

         8.9 AMENDMENT; WAIVER. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given, without the written consent of the Company, the Purchasers beneficially owning (within the meaning of Rule 13d-3 under the Exchange Act of 1934, as amended) not less than seventy-five percent (75%) of the then outstanding Securities and, in the case of Section 3.8, Section 3.9, Article 6 and this
Article 8, the Representative. Notwithstanding the foregoing, a waiver or consent to or departure from the provisions hereof with respect to a matter that relates exclusively to the rights of a Purchaser and that does not directly or indirectly affect, impair, limit or compromise the rights of other Purchasers may be given by such Purchaser; provided that the provisions of this sentence may not be amended, modified or supplemented except in accordance with the provisions of the immediately preceding sentence.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Purchasers and the Representative have caused this Agreement to be signed by the undersigned, thereto duly authorized, as of the Subscription Date.

                                   PURCHASERS:

U.S. $3,000,000                    SOFAER CAPITAL GLOBAL FUND
--------------------
Amount of Investment               By: Caledonian Bank and Trust Ltd.,
(U.S. $1.60 per Unit)                  as Trustee

                                   By:  /s/ Michael Sofaer
                                       -----------------------------------------

1,875,000                          Name:
-----------------                        ---------------------------------------
(Number of Units)
                                   Title:
                                          --------------------------------------

                                   Address: Caledonian Bank and Trust, Ltd.
                                            Caledonian House
                                            George Town
                                            Grand Cayman
                                            Cayman Islands
                                   Facsimile No:
                                                 -------------------------------


U.S. $1,000,000                    SOFAER CAPITAL ASIAN FUND
--------------------
Amount of Investment               By: Caledonian Bank and Trust Ltd.,
(U.S. $1.60 per Unit)                  as Trustee

                                   By:  /s/ Michael Sofaer
                                       -----------------------------------------

625,000                            Name:
-----------------                        ---------------------------------------
(Number of Units)
                                   Title:
                                          --------------------------------------

                                   Address: Caledonian Bank and Trust, Ltd.
                                            Caledonian House
                                            George Town
                                            Grand Cayman
                                            Cayman Islands
                                   Facsimile No:
                                                 -------------------------------

U.S. $ 2,000,000                   RESTRUCTURING INVESTORS LIMITED
     ---------------
Amount of Investment               By:  /s/ Leonard O'Brien
(U.S. $1.60 per Unit)                  -----------------------------------------

1,250,000                          Name:  Leonard O'Brien
-----------------                        ---------------------------------------
(Number of Units)
                                   Title:  Sole Director
                                          --------------------------------------

                                   Address: Restructuring Investors Limited
                                            Rue Kleberg 6
                                            CH1201
                                            Geneva, Switzerland
                                   Attention: Brian Padgett
                                   Facsimile No: 00 41 22 908 1191

U.S. $4,000,000                    PERSISTENCY
--------------------
Amount of Investment               By: /s/ L. Padulli
(U.S. $1.60 per Unit)                 ------------------------------------------

2,500,000                          Name:  L. Padulli
-----------------                        ---------------------------------------
(Number of Units)
                                   Title:  Director
                                          --------------------------------------

                                   Address: Persistency
                                            Ugland House
                                            PO Box 309
                                            George Town
                                            Cayman Islands
                                            British West Indies
                                   Facsimile No:
                                                 -------------------------------

U.S. $250,000                      PASSLAKE LIMITED
--------------------
Amount of Investment               By:  /s/ C.G. Papadimitriou
(U.S. $1.60 per Unit)                  -----------------------------------------

156,250                            Name:  C.G. Papadimitriou
-----------------                        ---------------------------------------
(Number of Units)
                                   Title:   Director
                                           -------------------------------------

                                   Address: Passlake Limited
                                            PO Box 309
                                            George Town
                                            Grand Cayman
                                            Cayman Islands
                                            BWI
                                            Facsimile No: 44-208-408-7007

                                   with a copy to: Cavamont Services SA
                                            40 rue du Rhone
                                            1204 Geneva
                                            Grand Cayman
                                            Switzerland
                                            Attention:  Constantin Papadimitriou
                                            Facsimile No:
                                                          ----------------------

This Agreement is hereby confirmed and accepted by the Representative as of December 20, 2004.

                                                 REPRESENTATIVE:



                                                 By: /s/ Tim Whyte
                                                     ---------------------------
                                                         Tim Whyte